Exhibit 10.15

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT NO. 2161 (this “Agreement”) is entered into as of December 6, 2011, by and between LIGHTHOUSE CAPITAL PARTNERS VI, L.P, (“Lender”) and CERULEAN PHARMA INC., a Delaware corporation (“Borrower”) and sets forth the terms and conditions upon which Lender will lend and Borrower will repay money. In consideration of the mutual covenants herein contained, the parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION

1.1 Definitions. Initially capitalized terms used and not otherwise defined herein are defined in the California Uniform Commercial Code (“UCC”).

“ACH” means the Automated Clearing House electronic funds transfer system.

“Advance” means a Loan advanced by Lender to Borrower hereunder.

“Basic Rate” means (i) a fixed per annum rate of interest equal to 9% during the Interest Only Period; and (ii) a variable per annum rate of interest equal to the Index plus the Interest Margin which shall be subject to adjustment as provided in this Agreement. On and after the Loan Commencement Date the Basic Rate shall be fixed and not subject to any further adjustments. Notwithstanding the foregoing, in no event shall the Basic Rate be less than 8.25%.

“Borrower’s Books” means all of Borrower’s books and records, including records concerning Collateral, Borrower’s assets, liabilities, business operations or financial condition, on any media, and the equipment containing such information.

“Capital Lease” means, for the purpose of this Agreement, a capital lease as is defined and treated for accounting purposes under GAAP as of the date of this Agreement.

“Collateral” means: (i) all property in which Lender now has or hereafter obtains a security interest listed on Exhibit A attached hereto; and (ii) all products and proceeds of the foregoing, including proceeds of insurance and proceeds of proceeds.

“Commitment” means $10,000,000; comprised of (A) $5,000,000 (“Tranche I”) of which shall be available upon Borrower closing on a Series D preferred stock equity financing pursuant to which the Borrower receives, on or after October 4, 2011, at least $10,000,000 of aggregate gross proceeds (the “Equity Financing”) and (B) the remaining $5,000,000 “Tranche 2”) of which shall be available upon (i) Borrower drawing down the entire Tranche 1 and (ii) after March 31, 2012.

“Commitment Fee” means $10,000.

“Commitment Termination Date” means the earliest to occur of (i) (A) for Tranche 1, 6 months after the closing of the Equity Financing and (B) for Tranche 2, December 31, 2012; (ii) any Event of Default, (iii) the date on which Oliver Fetzer or another person designated by a majority of the Board of Directors ceases to serve as President and Chief Executive Officer of Borrower; (iv) the date on which at least 2 of the following 3 firms cease to have a representative on Borrower’s Board of Directors: Polaris Venture Partners, Venrock Associates, and Lilly Ventures; or (v) the date on which Borrower ceases to be in the business of developing innovative nanopharmaceuticals.

“Control Agreement” means an agreement substantially in the form of Exhibit I or otherwise acceptable to Lender.

“Default” means any event that with the passing of time or the giving of notice or both would become an Event of Default.

“Default Rate” means the lesser of 18% per annum or the highest rate permitted by applicable law.

“Disclosure Schedule” means the schedule attached as Schedule 1 hereto.

“Event of Default” is defined in Section 8.

“Funding Date” means any date on which an Advance is made to or on account of Borrower hereunder.

“Incumbency Certificate” means the document in the form of Exhibit E.

“Indebtedness” means (i) all indebtedness for borrowed money or the deferred purchase price of property or services, (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, (iii) all Capital Lease obligations, and (iv) all contingent obligations, with respect to the foregoing, including guaranties of Indebtedness of others and obligations of reimbursement respecting letters of credit.

“Index” means the prevailing variable Prime Rate of annual interest as quoted from time to time in the western edition of the Wall Sheet Journal.

“Interest Margin” means 5% per annum.

“Interest Only Period” means the period commencing on the date of the Advance and continuing until the Loan Commencement Date.

“Lender’s Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, modification, administration, or enforcement of the Loan or Loan Documents, or the exercise or preservation of any rights or remedies by Lender, whether or not suit is brought, Lender will apply deposits received before the date hereof (including, without limitation, the Commitment Fee) towards Lender’s Expenses.

“Lien” means any lien, security interest, pledge, bailment, lease, mortgage, hypothecation, conditional sales and title retention agreement, charge, claim on any of Borrower’s property, or other encumbrance.

“Loan” means all of the Advances, however evidenced, and all other amounts due or to become due hereunder.

“Loan Commencement Date” means (i) for Advances on or before November 30, 2012, December 1, 2012; and (ii) for Advances on or after December 1, 2012, the first business day of the calendar month following the Funding Date.

“Loan Documents” means, collectively, this Agreement, the Warrant, the Notes and all other documents, instruments and agreements entered into between Borrower and Lender in connection with the Loan, all as amended or extended from time to time.

“Material Adverse Effect” means a material adverse change in Borrower’s financial condition, the Collateral, or the Borrower’s ability to perform its Obligations under the Agreement.

“Negative Pledge Agreement” means an agreement in the form of Exhibit H.

“Note” means a Secured Promissory Note in the form of Exhibit B.

“Notice of Borrowing” means the form attached as Exhibit D.

“Obligations” means all Loans, debt, principal, interest, fees, charges, Lender’s Expenses and other amounts, obligations, covenants, and duties owing by Borrower to Lender of any kind or description (whether pursuant to the Loan Documents or otherwise (with the exception of the Warrant, any stockholder agreement, management rights letter, or other equity related agreement to which Lender is made a party and any inchoate indemnity obligations), and whether or not for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including any of the same obtained by Lender by assignment or otherwise, and all amounts Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise.

“Permitted Indebtedness” means: (i) the Loan; (ii) unsecured trade debt incurred in the ordinary course of Borrower’s business; and (iii) Indebtedness secured by clauses (ii), (v) and (x) of Permitted Liens.

“Permitted Liens” means: (i) Liens in favor of Lender; (ii) Liens disclosed in the Disclosure Schedule, including Liens of Silicon Valley Bank (“SVB”) on specific assets of Borrower financed pursuant to the terms of an equipment loan facility with SVB and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing; (iii) Liens for taxes, fees, assessments or other governmental charges or levies not delinquent or being contested in good faith by appropriate proceedings, that do not jeopardize Lender’s interest in any Collateral; (iv) Liens to secure payment of worker’s compensation, employment insurance, old age pensions or other social security obligations of

Borrower on which Borrower is current and are in the ordinary course of its business; provided none of the same diminish or impair Lender’s rights and remedies respecting the Collateral; (v) Liens upon or in any equipment (and including any accessions, attachments, replacements, improvements or proceeds thereto) acquired or held by such entity to secure the purchase price of such equipment or Indebtedness incurred solely for the purposes of financing such equipment or Capital Lease obligations in an aggregate amount at any time outstanding not to exceed $1,000,000; (vi) licenses or sublicenses of intellectual property granted in the ordinary course of business; (vii) banker’s Liens, rights of setoff and similar Liens incurred on deposit and securities accounts of such entities for fees due on such accounts made in the ordinary course of business; (viii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings; (ix) Liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods; (x) Liens on Borrower’s account no, 3300680540 with SVB securing reimbursement obligations in connection with letter of credit no. SVBSF005995 in favor of Rivertech Associates II, LLC in the face amount not to exceed $117,134.00; and (xi) judgment Liens not constituting an Event of Default.

“Regulated Substance” means any substance, material or waste the use, generation, handling, storage, treatment or disposal of which is regulated by any local or state government authority, including any of the same designated by any authority as hazardous, genetic, cloning, fetal, or embryonic.

“Responsible Officer” means each person as authorized by the board of directors of Borrower as set forth on the Incumbency Certificate.

“Subsidiary” means any corporation, limited liability company or other entity type of which a majority of the outstanding capital stock or other equity interests entitled to vote for the election of directors (otherwise than as the result of a default) is owned by Borrower directly or indirectly through Subsidiaries.

“Term” means the period from and after the date hereof until the full and final payment and performance of all Obligations.

“Warrant” means the Warrant in favor of Lender and its affiliates to purchase securities of Borrower substantially in the form of Exhibit C.

1.2 Interpretation. References to “Articles,” “Sections,” “Exhibits,” and “Schedules” are to articles, sections, exhibits and schedules herein and hereto unless otherwise indicated. “Hereof,” “herein” and “hereunder” refer to this Agreement as a whole. “Including” is not limiting. All accounting and financial computations shall be computed in accordance with generally accepted accounting principles consistently applied (“GAAP”). “Or” is not necessarily exclusive. All interest computation shall be based on a 360-day year and actual days elapsed prior to the Loan Commencement Date and on a 360-day year and 30 day month on and after the Loan Commencement Date,

2. THE LOANS

2.1 Commitment. Subject to the terms hereof, Lender will make Advances to Borrower up to the principal amount of the Commitment, on or before the Commitment Termination Date, Notwithstanding anything in the Loan Documents to the contrary, Lender’s obligation to make any Advances or to lend the undisbursed portion of the Commitment shall terminate on the Commitment Termination Date. Repaid principal of the Advances may not be re-borrowed.

2.2 The Advances. A Note setting forth the specific terms of repayment will evidence each Advance. No Advance will be made for less than $1,000,000, unless less than $1,000,000 remains available under the Commitment for borrowing. Absence of a Note evidencing any portion of the Loan shall not impair Borrower’s obligation to repay it to Lender.

2.3 Terms of Payment, Repayment,

(a) Repayment. Borrower shall repay the principal and pay interest on each Advance on the terms set forth in the applicable Note. Amounts not paid when due hereunder or under the Note shall bear interest at the Default Rate. If a court of competent jurisdiction determines that Lender has received payments that, if interest, would exceed the maximum lawfully permitted, Lender will instead apply such money to fees and expenses and then to early prepayment of principal.

(b) ACH. All payments due to Lender must be, at Lender’s option, paid to Lender in cash or through ACH. Borrower shall execute and deliver the ACH Authorization Form substantially in the form of Exhibit G. If the ACH payment arrangement is terminated for any reason, Borrower shall make all payments due to Lender at Lender’s address specified in Section 11.

(c) Default Rate. While an Event of Default has occurred and is continuing, interest on the Loan shall be increased to the Default Rate. Lender’s failure to charge or accrue interest at the Default Rate during the existence of a Default shall not be deemed a waiver by Lender of its right or claim thereto.

(d) Date. Whenever any payment due under the Loan Documents is due on a day other than a business day, such payment shall be made on the next succeeding business day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

2.4 Fees. Borrower shall pay to Lender the following:

(a) Commitment Fee. The Commitment Fee, which has been previously paid by Borrower, and shall be applied by Lender to Lender’s Expenses and other Obligations.

(b) Late Fee. On demand, a late charge on any sums due hereunder that are not paid when due, in an amount equal to 2% of the past due amount, payable on demand.

(c) Lender’s Expenses. Within 20 days after request, all Lender’s Expenses. Lender’s Expenses not paid when due shall bear interest as principal at the Default Rate.

3. CONDITIONS OF ADVANCES; PROCEDURE FOR REQUESTING ADVANCES

3.1 Conditions Precedent to any and all Advances. The obligation of Lender to make any Advances is subject to each and every of the following conditions precedent in form and substance satisfactory to Lender in its reasonable discretion: (i) this Agreement, a Note evidencing the Advance, the Warrant, and all other UCC financing statements, and other documents required or as specified herein have been duly authorized, executed and delivered; (ii) no Default or Event of Default has occurred and is continuing; (iii) delivery of a Notice of Borrowing with respect to the proposed Advance; (iv) Lender’s security interests in the Collateral are valid and first priority, except for Permitted Liens; and (v) all such other items as Lender may reasonably deem necessary or appropriate have been delivered or satisfied in order to establish or verify compliance with the terms of this Agreement or perfect the security interests contemplated by this Agreement, The extension of an Advance prior to the receipt by Lender of any of the foregoing shall not constitute a waiver by Lender of Borrower’s obligation to deliver such item.

3.2 Procedure for Making Advances. For any Advance, Borrower shall provide Lender an irrevocable Notice of Borrowing at least 10 business days prior to the desired Funding Date and Lender shall only be required to make Advances hereunder based upon written requests which comply with the terms and exhibits of this Loan Agreement (as the same may be amended from time to time), and which are submitted and signed by a Responsible Officer. Borrower shall execute and deliver to Lender a Note and such other documents and instruments as Lender may reasonably require for each Advance made.

4. CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower grants to Lender a valid, first priority (subject to Permitted Liens), continuing security interest in all present and future Collateral in order to secure prompt, full, faithful and timely payment and performance of all Obligations.

4.2 Inspections. Lender shall have the right upon reasonable prior notice to inspect Borrower’s Books, including computer files, and to make copies, and to test, inspect and appraise the Collateral, in order to verify any matter relating to Borrower or the Collateral. Absent an Event of Default, such inspections, appraisals and verifications shall occur no more than once per year.

4.3 Authorization to File Financing Statements. Borrower irrevocably authorizes Lender at any time and from time to time to file in any jurisdiction any financing statements and amendments that: (i) name Collateral as collateral thereunder, regardless of whether any particular Collateral falls within the scope of the UCC; (ii) contain any other information required by the UCC for sufficiency or filing office acceptance, including organization identification numbers; and (iii) contain such language as Lender determines helpful in protecting or preserving rights against third parties. Borrower ratifies any such filings made prior to the date hereof.

5. REPRESENTATIONS AND WARRANTIES

Borrower represents, warrants and covenants as follows:

5.1 Due Organization and Qualification. Borrower is a corporation duly formed, existing and in good standing under the laws of its state of incorporation and qualified and licensed to do business in, and is in good standing in, any United States domestic state in which the conduct of its business or its ownership of property requires that it be so qualified or in which the Collateral is located, except states other than Massachusetts and Delaware, where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.2 Authority. Borrower has all corporate power and authority, and has taken all actions, and has obtained all third party consents necessary to execute, deliver, and perform the Loan Documents.

5.3 Disclosure Schedule. All information on the Disclosure Schedule is true, correct and complete.

5.4 Authorization; Enforceability. The execution and delivery hereof, the granting of the security interest in the Collateral, the incurring of the Obligations, the execution and delivery of all Loan Documents and the consummation of the transactions herein and therein contemplated have been duly authorized by all necessary action by Borrower. The Loan Documents constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy or similar laws relating to enforcement of creditors’ rights generally.

5.5 Name and Location, Subsidiaries. Borrower has not done business under any name other than that specified on the signature page hereof or as set forth on the Disclosure Schedule. The chief executive office, principal place of business, and the place where Borrower maintains its records concerning the Collateral is set forth in Section 11. The Collateral is presently located at the address(es) set forth in Section 11 and on the Disclosure Schedule. Borrower has no Subsidiaries, except those listed on the Disclosure Schedule.

5.6 Litigation. All actions or proceedings pending or, to the knowledge of the Borrower, threatened in writing by or against Borrower before any court or administrative agency are set forth on the Disclosure Schedule.

5.7 Financial Statements. All financial statements fairly represent in all material respects the financial condition of the Borrower. All statements respecting Collateral that have been or may hereafter be delivered by Borrower to Lender are true, complete and correct in all material respects for the periods indicated.

5.8 Solvency. Borrower is solvent and able to pay its debts (including trade debts) as they come due.

5.9 Taxes. Borrower has filed all required tax returns, and has paid all taxes it owes other than where the failure to comply would not reasonably be expected to have a Material Adverse Effect.

5.10 Rights; Title to Assets. Borrower possesses and owns or has the right to use all necessary assets, rights, trademarks, trade names, copyrights, patents, patent rights, franchises and licenses which it needs to conduct its business as now operated, except where failure to do so would not reasonably be expected to have a Material Adverse Effect. Borrower has good title to its assets, free and clear of any Liens, except for Permitted Liens.

5.11 Full Disclosure. No written representation, warranty or other statement made by Borrower in any Loan Document, certificate or statement furnished to Lender in connection with any such Loan Document contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading,

5.12 Regulated Substances. Borrower complies and will comply in all material respects with all laws respecting Regulated Substances.

5.13 Reaffirmation. Each Notice of Borrowing will constitute (i) a warranty find representation in favor of Lender that there does not exist any Default and (ii) subject to any amended Disclosure Schedule delivered to Lender or any other written disclosure required to be sent to Lender pursuant to the terms hereof, a reaffirmation as of the date of such Notice of Borrowing of all of the representations and warranties contained in this Agreement and the Loan Documents, provided, however, if any such amended Disclosure Schedule or such other written disclosure contains any matter which would reasonably be expected to have a Material Adverse Effect, Lender’s obligation to make Advances to Borrower hereunder shall be suspended during the pendency of any such Material Adverse Effect condition.

5.14 Auction Rate Securities. The Borrower (i) owns no auction rate securities or similar financial instruments directly or indirectly in any brokerage, securities account or other account created by or for the benefit of the Borrower; and (ii) has not created any standing or discretionary purchase order or directive with any brokerage account or broker service to purchase auction rate securities or similar financial instruments on behalf of the Borrower.

6. AFFIRMATIVE COVENANTS

Borrower covenants and agrees that it shall do all of the following:

6.1 Good Standing and Compliance. Borrower shall maintain all governmental licenses, rights and agreements necessary for its operations or business except where the failure to do so would not reasonably be expected to have a Material Adverse Effect and shall comply in all material respects with all statutes, laws, ordinances and government rules and regulations to which it is subject.

6.2 Financial Statements, Reports, Certificates. Borrower shall deliver to Lender: (i) as soon as prepared, and no later than 30 days after the end of each calendar month, a balance sheet, income statement and cash flow statement covering Borrower’s operations during such period; (ii) as soon as prepared, but no later than 180 days after the end of the fiscal year or such other time period as approved by Borrower’s Board of Directors, audited financial statements prepared in accordance with GAAP, together with an opinion that such financial statements fairly present Borrower’s financial condition by an independent public accounting firm reasonably acceptable to Lender; (iii) promptly upon notice thereof, a report of any legal or administrative action pending or, to Borrower’s knowledge, threatened in writing against Borrower which is likely to result in liability to Borrower in excess of $200,000; and (iv) such other financial information as Lender may reasonably request from time to time. Financial statements delivered pursuant to subsections (i) and (ii) above shall be accompanied by a certificate signed by a Responsible Officer (each an “Officer’s Certificate”) in the form of Exhibit F.

6.3 Notice of Defaults. Promptly upon any Default or Event of Default, deliver an Officer’s Certificate setting forth the facts relating to or giving rise thereto, and the Borrower’s proposed action with respect thereto.

6.4 Use; Maintenance. Borrower, at its expense, shall (i) maintain the Collateral in good condition, reasonable wear and tear excepted, and will comply in all material respects with all laws, rules and regulations regarding use and operation of the Collateral and (ii) repair or replace any lost or damaged Collateral or otherwise use any insurance proceeds to purchase or acquire property necessary for Borrower’s business.

6.5 Insurance. Borrower, at its own expense, shall maintain insurance in amounts and coverages reasonably satisfactory to Lender. Each general liability, business personal property and casualty insurance policy, as applicable shall: (i) name Lender loss payee with respect to the Collateral or additional insured, as appropriate, (ii) provide for insurer’s waiver of its right of subrogation against Lender and Borrower, (iii) provide that such insurance shall not be invalidated by any action of, or breach of warranty by, Borrower and waive set-off, counterclaim or offset against Lender, (iv) be primary without a right of contribution of Lender’s insurance, if any, or any obligation on the part of Lender to pay premiums of Borrower. Borrower shall promptly provide Lender with any written notice of cancellation received from any insurer, whether due to cancellation for non-payment or any other reason. Borrower shall furnish all certificates of insurance required by Lender.

6.6 Loss Proceeds. So long as no Event of Default has occurred and is continuing, any proceeds of insurance on or condemnation of Collateral shall, at Borrower’s election, be used either to repair or replace such Collateral, to purchase or acquire property useful to Borrower’s business, or shall be otherwise used or maintained at Borrower’s election, in each case, so long as Lender’s security interest in such proceeds remains first priority.

6.7 Taxes. Borrower shall file all required tax returns, and shall pay all taxes it owes other than where the failure to comply would not reasonably be expected to have a Material Adverse Effect.

6.8 Further Assurances. At any time and from time to time, Borrower shall execute and deliver such further instruments and take such further action as Lender may reasonably request to effect the intent and purposes hereof, to perfect and continue perfected and of first priority Lender’s security interests in the Collateral, and to effect and maintain ACH payment arrangements. Notwithstanding the foregoing, Borrower shall not be required to obtain or deliver a waiver agreement on the part of any warehousemen or bailee unless such person has possession or control of more than $100,000 of Borrower’s Equipment.

6.9 Creation of Subsidiaries. Borrower shall provide Lender not less than 15 days prior written notice of the formation of a Subsidiary, whether domestic or foreign. Borrower shall take all steps necessary at the request of Lender to cause each domestic Subsidiary to be a borrower hereunder or a guarantor hereof and shall cause such Subsidiary to grant a first priority security interest in all of its assets (substantially similar to the Collateral as defined in Exhibit A) to Lender and/or cause a pledge of such Subsidiary’s capital stock in favor of Lender. Borrower shall take all steps necessary at the request of Lender to pledge in favor of Lender the capital stock of each foreign Subsidiary provided that at the request of Borrower, such pledge may be limited to 65% of such Subsidiary’s issued and outstanding capital stock. In addition, Borrower agrees that it shall not cause or permit any capital stock of any Subsidiary (whether in existence as of the date hereof or subsequent to the date hereof) to be pledged in favor or any other entity, nor shall it cause or permit possession of the certificates (or other tangible evidence) of such capital stock to be in any person’s possession and control other than Borrower or Lender.

7. NEGATIVE COVENANTS

Borrower will not do any of the following:

7.1 Location of Collateral. Change its chief executive office or principal place of business or remove, except in the ordinary course of Borrower’s business or as a result of a force majeure, the Collateral or Borrower’s Books from the premises listed in Section 11 or as described in the Disclosure Schedule, without giving 30 days prior written notice to Lender.

7.2 Extraordinary Transactions. Enter into any material transaction not in the ordinary course of Borrower’s business, including the sale, lease, license or other disposition of its assets, other than (i) sales of inventory in the ordinary course of Borrower’s business; (ii) licenses and sublicenses of Borrower’s intellectual property assets entered into in the ordinary course of business; (iii) disposition of worn out or obsolete equipment, de minimis amounts of raw materials or de minimis amounts of tangible assets; and (iv) any transaction otherwise permitted under this Section 7 or not an Event of Default under Section 8.12.

7.3 Restructure. Make any material change in Borrower’s financial structure or business operations or ownership, in each case, which would trigger an Event of Default under Section 8.12 hereof; create any new Subsidiaries not in accordance with Section 6.9; or suspend operation of Borrower’s business.

7.4 Liens. Create, incur, assume or suffer to exist any Lien of any kind with respect to any of its property, whether now owned or hereafter acquired, except for Permitted Liens.

7.5 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, other than Permitted Indebtedness or cause or suffer any Subsidiary to create, incur, assume or suffer to exist any Indebtedness, other than Permitted Indebtedness,

7.6 Distributions. Pay any dividends or distributions, or redeem or purchase, any capital stock, except for repurchases of capital stock from departing employees, directors, or service providers under agreements approved by the Borrower’s Board of Directors.

7.7 Transactions with Affiliates. Directly or indirectly enter into any transaction with any affiliate which is on terms less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated entity; provided, any such transaction shall not be a breach of this Section 7.7 if approved by a majority of the disinterested members of the Borrower’s Board of Directors.

7.8 Compliance. (i) Become an “investment company” under the Investment Company Act of 1940 or extend credit to purchase or carry margin stock; (ii) fail to meet the minimum funding requirements of ERISA; (iii) permit a Reportable Event or Prohibited

Transaction, as defined in ERISA, to occur; (iv) fail to comply with the Federal Fair Labor Standards Act; or (v) violate in any material respect any other law or regulation.

7.9 UCC Effectiveness. Change its name, jurisdiction of organization, or take any other action that would reasonably be expected to render Lender’s financing statements misleading under the UCC, without giving Lender 30 days advance written notice.

7.10 Deposit and Securities Accounts. Maintain any deposit accounts or accounts holding securities owned by Borrower except accounts in which Lender has obtained a perfected first priority security interest. Notwithstanding the foregoing, Lender shall not have a perfected security interest in Borrower’s deposit number 3300680540 at SVB in the amount of $117,134.00 which secures letter of credit number SVBSF005995 issued in favor of Rivertech Associates II, LLC. For so long as the Obligations are outstanding, Borrower shall not hold directly or indirectly, purchase or create a purchase order or directive to purchase any auction rate securities or similar financial instruments regardless of whether such securities are to be held by Borrower or through one or more brokerage accounts.

7.11 Maintenance of Subsidiaries. Borrower shall not, and shall not permit or cause any Subsidiary to, (i) sell, dispose of, convey, or allow a Lien to arise on any of the assets, including Intellectual Property (as defined in Exhibit A) owned by such Subsidiary (and for this purpose, the definition of “Intellectual Property” shall be deemed to refer to such Subsidiary) except for non-exclusive licenses entered into in the ordinary course of business and other Permitted Liens; (ii) divest or “spin-off any Subsidiary except where as a result of such transaction Borrower and/or Borrower’s shareholders or affiliates retain or obtain majority ownership of such Subsidiary; (iii) merge or consolidate any Subsidiary with or into another entity (unless as a result of such merger Borrower and/or Borrower’s shareholders or affiliates retain or obtain majority ownership of the surviving entity); (iv) permit a Change of Control (as defined below) of any Subsidiary; (v) permit a Lien other than Permitted Liens, (and for this purpose, the definitions of “Lien” and “Permitted Liens” shall be deemed to refer to such Subsidiary), to arise on, or make a pledge of, any capital stock of any Subsidiary in favor of any person other than Lender; or (vi) materially change the corporate structure and business operations of any of its Subsidiaries. For the purposes of this Section 7.11, a “Change of Control” shall mean, any transaction or series of related transactions whereby the Borrower and/or Borrower’s shareholders or affiliates of Borrower holding in excess of 50% of the outstanding voting capital stock of any Subsidiary immediately prior to such transaction or transactions, shall own less than 50% of the outstanding voting or capital stock of such Subsidiary immediately following such transaction or transactions other than as a result of a the sale of Borrower’s capital stock to a venture capital firm or similar investment fund or institution pursuant to a bona fide equity financing transaction.

8. EVENTS OF DEFAULT

Any one or more of the following shall constitute an Event of Default by Borrower hereunder:

8.1 Payment. Borrower fails to pay when due and payable in accordance with the Loan Documents any portion of the Obligations, or cancels an ACH payment or transfer Lender has initiated in conformity with the terms hereof provided, however, that an Event of Default shall not occur on account of a failure to pay due solely to an administrative or operational error if Borrower had the funds to make the payment when due and makes the payment the business day following Borrower’s knowledge of such failure to pay.

8.2 Certain Covenant Defaults. Borrower fails to perform any obligation under Section 6.5 or 6.6, or violates any of the covenants contained in Section 7.

8.3 Other Covenant Defaults. Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained in this Agreement, in any of the other Loan Documents, or in any other present or future agreement between Borrower and Lender and has failed to cure such failure within 30 days after its occurrence.

8.4 Attachment. Any material portion of Borrower’s assets is attached, seized, subjected to a government levy, lien, writ or distress warrant, or comes into the possession of any trustee or receiver and the same is not returned, removed, waived, stayed, discharged or rescinded within 10 business days.

8.5 Other Agreements. There is a default in any agreement to which Borrower is a party resulting in the acceleration of the maturity of any Indebtedness, in an amount greater than $200,000.

8.6 Judgments. One or more judgments for an aggregate of at least $200,000 is rendered against Borrower and remains unsatisfied, unbonded and unstayed for more than 45 days.

8.7 Injunction. Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct any material part of its business affairs, or if a judgment becomes a Lien upon any material portion of Borrower’s assets.

8.8 Misrepresentation. Any representation, statement, or report made to Lender by Borrower was false or misleading when made in any material respect.

8.9 Enforceability. Lender’s ability to enforce its rights against Borrower or any Collateral is impaired in any material respect, or Borrower asserts that any Loan Document is not a legal, valid and binding obligation of Borrower enforceable in accordance with its terms.

8.10 Involuntary Bankruptcy. An involuntary bankruptcy case remains undismissed or unstayed for 60 days or, if earlier, an order granting the relief sought is entered.

8.11 Voluntary Bankruptcy or Insolvency. Borrower commences a voluntary case under applicable bankruptcy or insolvency law, consents to the entry of an order for relief in an involuntary case under any such law, or consents or is subject to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian or other similar official of Borrower or any substantial part of its property, or makes an assignment for the benefit of creditors, or fails generally or admits in writing to its inability to pay its debts as they become due, or takes any corporate action in furtherance of any of the foregoing.

8.12 Merger, Sale or Change of Control. The occurrence of (i) a merger of Borrower with another entity (whether or not the Borrower is the “surviving entity”) whereby the shareholders (and their respective affiliates) of Borrower immediately prior to such merger own less than 50% of the outstanding voting securities of Borrower immediately after such merger; (ii) the sale (in one or a series of related transactions) of all or substantially all of Borrower’s assets; or (iii) any transaction (or series of related transactions) other than a transaction that is a bona fide equity financing with the primary purpose of raising capital for Borrower, whereby the shareholders (and their respective affiliates) of Borrower immediately prior to such transaction(s) own less than 50% of the outstanding voting securities of Borrower immediately after such transaction(s), and, in the cases of (i), (ii) and (iii), such acquirer or resulting entity (including, Borrower, if Borrower is the resulting or surviving entity) fails to either: (a) pay off the Obligations in cash at the closing of the acquisition, merger or sale or (b) provide an unconditional, unlimited guaranty or reaffirmation of the Obligations in form and substance satisfactory to Lender and is of a credit quality acceptable to Lender.

9. LENDER’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. Upon the occurrence and continuance of any Event of Default, Lender may, at its election, without notice of election and without demand, do any one or more of the following, all of which are authorized by Borrower: (i) accelerate and declare the Loan and all Obligations immediately due and payable; (ii) make such payments and do such acts as Lender considers necessary or reasonable to protect its security interest in the Collateral, with such amounts becoming Obligations bearing interest at the Default Rate; (iii) exercise any and all other rights and remedies available under the UCC or otherwise; (iv) require Borrower to assemble the Collateral at such places as Lender may designate; (v) enter premises where any Collateral is located, take, maintain possession of, or render unusable the Collateral or any part of it; (vi) without notice to Borrower, set off and recoup against any portion of the Obligations; (vii) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral, in connection with which Borrower hereby grants Lender a license to use without charge Borrower’s premises, labels, name, trademarks, and other property necessary to complete, advertise, and sell any Collateral; (viii) sell the Collateral at one or more public or private sales; and (ix) deliver a notice of “exclusive control” or similar notification under any Control Agreement to which Lender is a party,

9.2 Power of Attorney in Respect of the Collateral. Borrower hereby irrevocably appoints Lender (which appointment is coupled with an interest) its true and lawful attorney in fact with full power of substitution, for it and in its name to, effective upon an Event of Default: (i) ask, demand, collect, receive, sue for, compound and give acquittance for any and all Collateral with full power to settle, adjust or compromise any claim, (ii) receive payment of and endorse the name of Borrower on any items of Collateral, (iii) make all demands, consents and waivers, or take any other action with respect to, the Collateral, (iv) file any claim or take any other action, in Lender’s or Borrower’s name, which Lender may reasonably deem appropriate to protect its rights in the Collateral, or (v) otherwise act with respect to the Collateral as though Lender were its outright owner.

9.3 Charges. If Borrower fails to pay any amounts required hereunder to be paid by Borrower to any third party, Lender may at its option pay any part thereof and any amounts so paid including Lender’s Expenses incurred shall become Obligations, immediately due and payable, bearing interest at the Default Rate, and secured by the Collateral. Any such payments by Lender shall not constitute an agreement to make similar payments or a waiver of any Event of Default.

9.4 Remedies Cumulative. Lender’s rights and remedies under the Loan Documents and all other agreements with Borrower shall be cumulative. Lender shall have all other rights and remedies as provided under the UCC, by law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence.

9.5 Application of Collateral Proceeds. Lender will apply proceeds of sale, to the extent actually received in cash, in the manner and order it determines in its sole discretion, and as prescribed by applicable law.

10. WAIVERS; INDEMNIFICATION

10.1 Waivers. Without limiting the generality of the other waivers made by Borrower herein, to the maximum extent permitted under applicable law, Borrower hereby irrevocably waives all of the following: (i) any right to assert against Lender as a defense, counterclaim, set-off or crossclaim, any defense (legal or equitable), set-off, counterclaim, crossclaim and/or other claim (a) which Borrower may now or at any time hereafter have against any party liable to Lender in any way or manner, or (b) arising directly or indirectly from the present or future lack of perfection, sufficiency, validity and/or enforceability of any Loan Document, or any security interest; (ii) presentment, demand and notice of presentment, dishonor, notice of intent to accelerate, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all accounts, documents, instruments, chattel paper and guaranties at any time held by Lender on which Borrower may in any way be liable and hereby ratifies and confirms whatever Lender may do in this regard; (iii) the benefit of all marshalling, valuation, appraisal and exemption laws; (iv) the right, if any, to require Lender to (a) proceed against any person liable for any of the Obligations as a condition to or before proceeding hereunder; or (b) foreclose upon, sell or otherwise realize upon or collect or apply any other property, real or personal, securing any of the Obligations, as a condition to, or before proceeding hereunder; (v) any demand for possession before the commencement of any suit or action to recover possession of Collateral; and (vi) any requirement that Lender retain possession and not dispose of Collateral until after trial or final judgment.

10.2 Lender’s Liability for Collateral. Lender shall not in any way or manner be liable or responsible for; (i) the safekeeping of any Collateral; (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (iii) any diminution in the value thereof; or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person or entity whomsoever unless arising out of Lender’s gross negligence or willful misconduct. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower. Lender will have no responsibility for taking any steps to preserve rights against any parties respecting any Collateral, except for Lender’s gross negligence or willful misconduct. Lender’s powers hereunder are conferred solely to protect its interest in the Collateral and do not impose any duty to exercise any such powers. None of Lender or any of its officers, directors, employees, agents or counsel will be liable for any action lawfully taken or omitted to be taken hereunder or in connection herewith (excepting gross negligence or willful misconduct), nor under any circumstances have any liability to Borrower for lost profits or other special, indirect, punitive, or consequential damages. Lender retains any documents delivered by Borrower only for its purposes and for such period as Lender, at its sole discretion, may determine necessary, after which time Lender may destroy such records without notice to or consent from Borrower.

10.3 Indemnification. Borrower shall defend, indemnify, and hold Lender and each of its officers, directors, employees, counsel, partners, agents and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including Lender’s Expenses and reasonable attorney’s fees) of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and any other Loan Documents, or the transactions contemplated hereby and thereby, with respect to noncompliance with laws or regulations respecting Regulated Substances, government secrecy or technology export, or any Lien not created by Lender or right of another against any Collateral, even if the Collateral is foreclosed upon or sold pursuant hereto, and with respect to any investigation, litigation or proceeding before any agency, court or other governmental authority relating to this Agreement or the Advances or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnified Person. The obligations in this Section shall survive the Term. At the election of any Indemnified Person, Borrower shall defend such

Indemnified Person using legal counsel satisfactory to such Indemnified Person, at the sole cost and expense of Borrower. All amounts owing under this Section shall be paid within 30 days after written demand.

11. NOTICES

All notices shall be in writing and personally delivered or sent by certified mail, postage prepaid, return receipt requested, or by confirmed facsimile, at the respective addresses set forth below:

If to Borrower;	If to Lender:

Cerulean Pharma Inc.	Lighthouse Capital Partners VI, LP
Attention: Senior Vice President. Finance and Administration
Attention: General Counsel	Attention: Contracts Administration
840 Memorial Drive, 5th Floor	3555 Alameda de las Pulgas, Suite 200
Cambridge, Massachusetts 02139	Menlo Park, California 94025
FAX: (617) 494-1544	FAX: (650) 233-0114

12. GENERAL PROVISIONS

12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties’ respective successors and permitted assigns. Borrower may not assign any rights hereunder without Lender’s prior written consent, which consent may be granted or withheld in Lender’s sole discretion. Lender shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participations in all or any part of any Loan Document, except to any entity reasonably deemed to be a competitor of Borrower or to a lender organized or resident outside of the United States.

12.2 Time of Essence. Time is of the essence for the performance of all Obligations.

12.3 Severability of Provisions. Each provision hereof shall be severable from every other provision in determining its legal enforceability.

12.4 Entire Agreement. This Agreement and each of the other Loan Documents dated as of the date hereof, taken together, constitute and contain the entire agreement between Borrower and Lender with respect to their subject matter and supersede any and all prior agreements, negotiations, correspondence, understandings and communications between the parties, whether written or oral. This Agreement is the result of negotiations between and has been reviewed by the Borrower and Lender as of the date hereof and their respective counsel; accordingly, this Agreement shall be deemed to be the product of the parties hereto, and no ambiguity shall be construed in favor of or against Borrower or Lender. This Agreement may only be modified with the written consent of Lender and Borrower. Any waiver or consent with respect to any provision of the Loan Documents shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any one case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

12.5 Reliance by Lender. All covenants, agreements, representations and warranties made herein by Borrower shall, notwithstanding any investigation by Lender, be deemed to be material to the Lender and to have been relied upon by Lender in making its decision to enter into and perform under the Loan Documents.

12.6 No Set-Offs by Borrower. All sums payable by Borrower pursuant to this Agreement or any of the other Loan Documents shall be payable without notice or demand and shall be payable in United States Dollars without set-off or reduction of any manner whatsoever.

12.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same original instrument.

12.8 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding.

12.9 No Original Issue Discount. Borrower and Lender acknowledge and agree that the Warrant is part of an investment unit within the meaning of Section 1273(c)(2) of the Internal Revenue Code, which includes the Loan, Borrower and Lender further agree as between them, that they will cooperate with each other in determining the fair market value of the Warrant and that, pursuant to Treas. Reg. § 1.1273-2(h), a portion of the issue price of the investment unit will be allocable to the Warrant and the balance shall be allocable to the Loans. Borrower and Lender agree to prepare their federal income tax returns in a manner consistent with the foregoing and to cooperate with each other in determining such valuation and allocation approach and methodology, pursuant to Treas. Reg. § 1.1273, the original issue discount on the Loan shall be considered to be zero.

12.10 Relationship of Parties. The relationship between Borrower and Lender is, and at all times shall remain, solely that of a borrower and lender, Lender is not a partner or joint venturer of Borrower; nor shall Lender under any circumstances be deemed to be in a relationship of confidence or trust or have a fiduciary relationship with Borrower or any of its affiliates, or to owe any fiduciary duty to Borrower or any of its affiliates. Lender does not undertake or assume any responsibility or duty to Borrower or any of its affiliates to select, review, inspect, supervise, pass judgment upon or otherwise inform any of them of any matter in connection with its or their property, the Loans, any Collateral or the operations of Borrower or any of its affiliates. Borrower and eacli of its affiliates shall rely entirely on their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Lender in connection with such matters is solely for the protection of Lender and neither Borrower nor any affiliate is entitled to rely thereon.

12.11 Choice of Law and Venue; Jury Trial Waiver. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF BORROWER AND LENDER HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE STATE AND FEDERAL COURTS LOCATED IN THE CITY AND COUNTY OF SAN FRANCISCO, STATE OF CALIFORNIA. BORROWER AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY FURTHER WAIVES ANY RIGHT TO CONSOLIDATE ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

12.12 Confidentiality. In handling any confidential or non-public information concerning the Borrower, Lender will maintain the confidentiality of such information, but disclosure of information may be made (i) to Lender’s subsidiaries, partners or affiliates in connection with their business with Borrower, provided they are bound by these confidentiality provisions, (ii) to prospective transferees or purchasers of any security interest in the loans, provided they are bound by these confidentiality provisions, (iii) as required by law, regulation, subpoena, or other order; (iv) as required in connection with Lender’s examination or audit, provided that any person receiving confidential or non-public information is bound by these confidentiality provisions or similar regulations, and (v) as Lender considers appropriate in exercising remedies under this Agreement, provided that any person receiving confidential or non-public information is bound by these confidentiality provision or similar regulations. Confidential information does not include information that either: (x) is in the public domain or in Lender’s possession when disclosed to Lender, or becomes part of the public domain after disclosure to Lender, or (y) is disclosed to Lender by a third party, if Lender does not have actual knowledge that the third party is prohibited from disclosing the information.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CERULEAN PHARMA INC.		LIGHTHOUSE CAPITAL PARTNERS VI, LP.
		BY:	LIGHTHOUSE MANAGEMENT PARTNERS VI, L.L.C.,
its general partner

By:	/s/ Karen L. Roberts	By:	/s/ Ryan Turner

Name:	Karen L. Roberts	Name:	Ryan Turner

Title:	SVP Finance + Admin	Title:	Managing Director

Exhibit A	Collateral Description
Exhibit B	Form of Note
Exhibit C	Form of Preferred Stock Warrant
Exhibit D	Form of Notice of Borrowing
Exhibit E	Form of Incumbency Certificate
Exhibit F	Form of Officers Certificate
Exhibit G	ACH Authorization
Exhibit H	Form of Negative Pledge Agreement
Exhibit I	Control Agreement

Schedule 1	Disclosure Schedule

EXHIBIT B

[                    ]

SECURED PROMISSORY NOTE

This SECURED PROMISSORY NOTE (this “Note”) is made             , 20    , by CERULEAN PHARMA INC. (“Borrower”) in favor of LIGHTHOUSE CAPITAL PARTNERS VI, L.P. (collectively with its assigns, “Lender”). Initially capitalized terms used and not otherwise defined herein are defined in that certain Loan and Security Agreement No. 2161 between Borrower and Lender dated December 6, 2011 (the “Loan Agreement”).

FOR VALUE RECEIVED, Borrower promises to pay in lawful money of the United States, to the order of Lender, at 3555 Alameda de las Pulgas, Suite 200, Menlo Park, CA 94025, or such other place as Lender may from time to time designate (“Lender’s Office”), the principal sum of $            (the “Advance”), including interest on the unpaid balance and all other amounts due or to become due hereunder according to the terms hereof and of the Loan Agreement.

“Basic Rate” means (i) a fixed per annum rate of interest equal to 9% during the Interest Only Period; and (ii) a variable per annum rate of interest equal to the Index plus the Interest Margin which shall be subject to adjustment as provided in the Loan Agreement. On and after the Loan Commencement Date the Basic Rate shall be fixed and not subject to any further adjustments. Notwithstanding the foregoing, in no event shall the Basic Rate be less than 8.25%,

“Final Payment” means 6% of the Advance, or prorated portion thereof in case of a partial prepayment.

“Index” means the prevailing variable Prime Rate of annual interest as quoted from time to time in the western edition of the Wall Street Journal.

“Interest Margin” means 5% per annum.

“Interest Only Period” means the period commencing on the date hereof and continuing until the Loan Commencement Date.

“Loan Commencement Date” means                     .

“Maturity Date” means the last day of the Repayment Period, or if earlier, the date of prepayment under the Note.

“Payment Date” means the first day of each calendar month.

“Repayment Period” means the period beginning on the Loan Commencement Date and continuing for 36 calendar months.

1. Repayment. Borrower shall pay principal and interest due hereunder from the Funding Date, until this Note is paid in full, on each Payment Date pursuant to the terms of the Loan Agreement and this Note. Prior to the Loan Commencement Date, Borrower shall pay to Lender, monthly in advance on each Payment Date, interest on the outstanding principal amount, calculated using the Basic Rate prevailing on the first business day of such calendar month. Beginning on the Loan Commencement Date and on each Payment Date thereafter during the Repayment Period (unless the outstanding principal amount and the accrued interest thereon, calculated at the Basic Rate, is paid earlier), Borrower shall make equal installments of principal and interest in advance, calculated at the Basic Rate. On the Maturity Date, Borrower shall pay, in addition to all unpaid principal and interest outstanding hereunder, the applicable Final Payment.

2. Interest. Interest not paid when due will, to the maximum extent permitted under applicable law, become part of principal, at Lender’s option, and thereafter bear like interest as principal. All interest computation shall be based on a 360-day year and actual days elapsed prior to the Loan Commencement Date and on a 360-day year and 30 day month on and after the Loan Commencement Date. All Obligations not paid when due shall bear interest at the Default Rate unless waived in writing by Lender. All amounts paid hereunder will be applied to the Obligations in Lender’s discretion and as provided in the Loan Agreement.

3. Voluntary Prepayment. Borrower may prepay all or any portion of the Note if and only if Borrower pays to Lender (i) all or a portion of the outstanding principal amount of this Note and any unpaid accrued interest thereon, (ii) the Final Payment,or prorata portion thereof in case of a partial prepayment, and (iii) all other sums, if any, that shall have become due and payable hereunder with respect to this Note.

4. Collateral. This Note is secured by the Collateral.

5. Waivers. Borrower, and all guarantors and endorsers of this Note, regardless of the time, order or place of signing, hereby waive notice, demand, presentment, protest, and notices of every kind, presentment for the purpose of accelerating maturity, diligence in collection, and, to the fullest extent permitted by law, all rights to plead any statute of limitations as a defense to any action on this Note.

6. Choice of Law; Venue. THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF BORROWER AND LENDER HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE STATE AND FEDERAL COURTS LOCATED IN THE CITY AND COUNTY OF SAN FRANCISCO, STATE OF CALIFORNIA. BORROWER AND LENDER EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE. EACH PARTY FURTHER WAIVES ANY RIGHT TO CONSOLIDATE ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

7. Miscellaneous. This Note may be modified only by a writing signed by Borrower and Lender. Each provision hereof is severable from every other provision hereof and of the Loan Agreement when determining its legal enforceability. Sections and subsections are titled for convenience, and not for construction. “Hereof,” “herein,” “hereunder,” and similar words refer to this Note in its entirety. “Or” is not necessarily exclusive. “Including” is not limiting. The terms and conditions hereof inure to the benefit of and are binding upon the parties’ respective permitted successors and assigns. This Note is subject to all the terms and conditions of the Loan Agreement.

IN WITNESS WHEREOF, Borrower has caused this Note to be executed by a duly authorized officer as of the day and year first above written.

CERULEAN PHARMA INC.

By:

Name:

Title:

EXHIBIT D

NOTICE OF BORROWING

            ,

Lighthouse Capital Partners VI, L.P.

3555 Alameda de las Pulgas, Suite 200

Menlo Park, CA 94025

Ladies and Gentlemen:

Reference is made to the Loan and Security Agreement No, 2161 dated as of December 6, 2011 (as it has been and may be amended from time to time, the “Loan Agreement” initially capitalized terms used herein as defined therein), between Lighthouse CAPITAL PARTNERS VI, L.P. and CERULEAN PHARMA INC. (the “Company”)

The undersigned is the [President and CEO][Senior Vice President, Finance and Administration] of the Company, and hereby irrevocably requests an Advance under the Loan Agreement, and in that connection certifies on behalf of the Company as follows:

1. The amount of the proposed Advance is $            . The business day of the proposed Advance is                     .

2. The Loan Commencement Date for this Advance shall be                     .

3. As of this date, no Default or Event of Default has occurred and is continuing, or will result from the making of the proposed Advance, and the representations and warranties of the Company contained in Section 5 of the Loan Agreement are true and correct in all material respects, and except for any representations and warranties that speak as of a specific date and except for any amended Disclosure Schedule delivered to Lender or any other written disclosure sent to Lender pursuant to the terms of the Loan Agreement.

4. As of this date, (i) Oliver Fetzer or another person designated by a majority of the Board of Directors serves as President and Chief Executive Officer of Borrower; (ii) at least 2 of the following 3 firms have a representative on Borrower’s Board of Directors: Polaris Venture Partners, Venrock Associates, and Lilly Ventures; or (iii) Borrower continues to be in the business of developing innovative nanopharmaceuticals.

The Company agrees to notify you promptly before the funding of the Advance if any of the matters to which I have certified above shall not be true and correct on the Funding Date.

Very truly yours,

Cerulean Pharma Inc.

By:

Name:

Title:

EXHIBIT F

OFFICER’S CERTIFICATE

The undersigned, to induce LIGHTHOUSE CAPITAL PARTNERS VI, L.P. (“Lender”), to extend or continue financial accommodations to CERULEAN PHARMA INC., a Delaware corporation (the “Borrower”) pursuant to the terms of that certain Loan and Security Agreement dated December 6, 2011 (the “Loan Agreement”), hereby certifies that on the date hereof:

1.	I am the duly elected and acting of Borrower.

2.	I am a Responsible Officer as that term is defined in the Loan Agreement.

3.	The information submitted herewith is in fact what it purports to be.

4.	The information delivered herewith fairly presents the financial condition of the Borrower as of the respective dates reported in such information.

5.	Borrower is currently able to pay its debts as they come due.

6.	I understand that Lender is relying upon the truthfulness, accuracy and completeness hereof in connection with the Loan Agreement.

7.	I will advise you if it comes to my attention that, as of the date hereof, the information submitted herewith did not fairly present the financial condition of the Borrower.

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Certificate on                     .

Cerulean Pharma Inc.

By:
Name:
Title:

AMENDMENT NO. 01

Dated August 15, 2013

TO

that certain Loan and Security Agreement No. 2161

dated as of December 6, 2011, as amended, (“Agreement”), by and between

LIGHTHOUSE CAPITAL PARTNERS VI, L.P. (“Lender”) and

CERULEAN PHARMA INC. (“Borrower”).

WHEREAS, Borrower and Lender have previously entered into the Agreement;

WHEREAS, Borrower has recently formed Cerulean Pharma Australia Pty Ltd, a corporation registered under the Corporations Act 2001 of Victoria Australia (“Cerulean Australia”) as a wholly-owned foreign Subsidiary of Borrower; and

WHEREAS, Lender and Borrower agree to modify the Agreement to among other things, formalize the pledge of the requisite portion of Borrower’s interest in Cerulean Australia pursuant to Section 6.9 of the Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereby agree to modify the Agreement and to perform such other covenants and conditions as follows:

(All capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Agreement.)

Without limiting or amending any other provisions of the Agreement, Lender and Borrower agree to the following:

I. Section 1.1 of the Agreement, the following definitions shall be deleted in their entirety and replaced with the following:

“Loan Documents” means, collectively, the Agreement, this Amendment 01, the Warrant, the Notes, the Share Pledge, and all other documents, instruments and agreements entered into between Borrower and Lender in connection with the Loan, all as amended or extended from time to time.

“Permitted Indebtedness” means: (i) the Loan; (ii) unsecured trade debt incurred in the ordinary course of Borrower’s business; (iii) Indebtedness secured by clauses (ii), (v) and (x) of Permitted Liens; (iv) Subordinated Debt; and (v) subject to the requirements of Section 7.10(ii), Indebtedness of a Subsidiary of the Borrower to the Borrower.

“Permitted Liens” means: (i) Liens in favor of Lender; (ii) Liens disclosed in the Disclosure Schedule, including Liens of Silicon Valley Bank (“SVB”) on specific assets of Borrower financed pursuant to the terms of an equipment loan facility with SVB and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing; (iii) Liens for taxes, fees, assessments or other governmental charges or levies not delinquent or being contested in good faith by appropriate proceedings, that do not jeopardize Lender’s interest in any Collateral; (iv) Liens to secure payment of worker’s compensation, employment insurance, old age pensions or other social security obligations of Borrower on which Borrower is current and arc in the ordinary course of its business; provided none of the same diminish or impair Lender’s rights and remedies respecting the Collateral; (v) Liens upon or in any equipment (and including any accessions, attachments, replacements, improvements or proceeds thereto) acquired or held by such entity to secure the purchase price of such equipment or Indebtedness incurred solely for the purposes of financing such equipment or Capital Lease obligations in an aggregate amount at any time outstanding not to exceed $1,000,000; (vi) licenses or sublicenses of intellectual property granted in the ordinary course of business; (vii) banker’s Liens, rights of setoff and similar Liens incurred on deposit and securities accounts of such entities for fees due on such accounts made in the ordinary course of business; (viii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings; (ix) Liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods; (x) Liens on Borrower’s account no. 3300994390 with SVB securing reimbursement obligations in connection with letter of credit no. SVBSF008253 in favor of Rivertech Associates II, LLC in the face amount not to exceed $117,134.00; and (xi) judgment Liens not constituting an Event of Default.

II. Section 1.1 of the Agreement, the following definitions shall be added:

“Amendment 01” means this Amendment No, 01 to Loan and Security Agreement by and between Lender and Borrower dated August 15, 2013.

“Cerulean Australia” means Cerulean Pharma Australia Pty Ltd, a wholly owned Subsidiary of Borrower organized under the laws of Australia.

“Share Pledge” means that certain Stock Pledge Agreement between Lender and Borrower in the form attached as Exhibit J by which Borrower shall pledge as Collateral for Lender hereunder 65% of the outstanding stock of Cerulean Australia.

“Subordinated Debt” means bridge financing Indebtedness of Borrower in a principal amount not to exceed $11,800,000 of proximate date of (or within 90 days of) Amendment 01 provided by Borrower’s equity investors that is fully subordinated in both security and right of payment to the Obligations pursuant to the Subordination Agreement.

“Subordination Agreement” means an agreement between Lender and Borrower’s equity investors providing Borrower Subordinated Debt in the form attached hereto as Exhibit K.

III. Section 7.2 of the Agreement shall be deleted and replaced with the following:

7.2 Extraordinary Transactions. Enter into any material transaction not in the ordinary course of Borrower’s business, including the sale, lease, license or other disposition of its assets, other than (i) sales of inventory in the ordinary course of Borrower’s business; (ii) licenses and sublicenses of Borrower’s intellectual property assets entered into in the ordinary course of business; (iii) disposition of worn out or obsolete equipment, de minimis amounts of raw materials or de minimis amounts of tangible assets; (iv) dispositions of rights to Intellectual Property to and with Cerulean Australia and related agreements and transactions; and (v) any transaction otherwise permitted under this Section 7 or not an Event of Default under Section 8.12 (including without limitation, disposition of rights to Intellectual Property to and with Cerulean Australia).

IV. Section 7.6 of the Agreement shall be deleted and replaced with the following:

7.6 Distributions. Pay any dividends or distributions, or redeem or purchase, any capital stock, except for (i) repurchases of capital stock from departing employees, directors, or service providers under agreements approved by the Borrower’s board of directors, and (ii) capital contributions to Cerulean Australia, provided that the requirements of Section 7.10(ii) are satisfied.

V. Section 7.7 of the Agreement shall be deleted and replaced with the following:

7.7 Transactions with Affiliates. Directly or indirectly enter into any transaction with any affiliate (other than (i) with Cerulean Australia, or (ii) in connection with Subordinated Debt, which is on terms less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated entity; provided, any such transaction shall not be a breach of this Section 7.7 if approved by a majority of the disinterested members of the Borrower’s Board of Directors.

VI. Section 7.10 of the Agreement shall be deleted and replaced with the following:

7.10 Deposit and Securities Accounts. Maintain any deposit accounts or accounts holding securities owned by Borrower except accounts in which Lender has obtained a perfected first priority security interest. Notwithstanding the foregoing, Lender shall not have a perfected security interest in (i) Borrower’s deposit number 3300994390 at

SVB in the amount of $117,134.00 which secures letter of credit number SVBSF008253 issued in favor of Rivertech Associates II, LLC and (ii) Cerulean Australia’s account numbers 033-002721996 and 033-002722008, provided the amount in such accounts shall not exceed $1,000,000 in the aggregate at any time. For so long as the Obligations are outstanding, Borrower shall not hold directly or indirectly, purchase or create a purchase order or directive to purchase any auction rate securities or similar financial instruments regardless of whether such securities are to be held by Borrower or through one or more brokerage accounts.

VII. Section 7.11(i) of the Agreement shall be deleted and replaced with the following:

(i) sell, dispose of, convey, or allow a Lien to arise on any of the assets, including Intellectual Property (as defined in Exhibit A) owned by such Subsidiary (and for this purpose, the definition of “Intellectual Property” shall be deemed to refer to such Subsidiary) except for non-exclusive licenses entered into in the ordinary course of business, dispositions of rights to Intellectual Property with and to the Borrower, and other Permitted Liens.

VIII. Conditions Precedent to the effectiveness of Amendment 01:

The obligation of Lender to enter into this Amendment 01 is subject to the performance and fulfillment of each and every of the following conditions precedent in form and substance satisfactory to Lender in its sole discretion:

(a) This Amendment 01 shall have been duly executed and delivered by Borrower.

(b) Borrower shall have duly executed and delivered the Share Pledge to Lender and a stock certificate representing 65% of Cerulean Australia’s outstanding stock, along with an executed stock power;

(c) Borrower shall have delivered the duly executed Subordination Agreement signed by Borrower and the investors providing Subordinated Debt to Borrower.

(d) Without limiting the foregoing or Lender’s rights or Borrower’s Obligations under the Agreement, such consents, including the approvals of Borrower’s board of directors, amendments, filings, recordations, or other documents from any persons or entities necessary to maintain the perfection and priority of Lender’s security interest in the Collateral as originally configured, in form and substance reasonably satisfactory to Lender, shall have been delivered by Borrower to Lender.

(e) A good standing certificate from Borrower’s state of incorporation or formation and the states in which Borrower maintains a place of business, including certificates of the applicable governmental authorities stating that Borrower is in compliance with the franchise tax laws of each such state, each dated as of a recent date shall have been delivered to Lender.

(f) All necessary consents of shareholders, members, and other third parties with respect to the execution, delivery and performance of the Agreement, this Amendment 01, the Share Pledge (and the underlying share certificate and share transfer form), and the Subordination Agreement shall have been delivered to Lender.

IX. Additional Terms and Conditions

(a) Further Conditions. The following are conditions precedent to Lender’s obligations to enter into this Amendment 01:

(i) Borrower shall execute and deliver all other documents, as Lender shall have reasonably requested prior to the execution by Borrower and Lender of this Amendment 01.

(ii) Borrower shall and hereby does agree to promptly pay all Lender’s Expenses for the preparation and negotiation of this Amendment 01 when requested.

(b) Representations and Warranties of Borrower. Borrower reaffirms that, except as set forth in the attached Disclosure Schedule, the representations and warranties made to Lender in the Agreement are true and correct as of the date hereof as though fully set forth herein (except to the extent such representations and warranties expressly refer to a specific date, in which case they are true and correct in all material respects as of such date). Borrower further warrants and represents, as a significant material inducement to Lender to enter hereinto, that: (i) no Events of Default have occurred that have not been disclosed to Lender by Borrower in writing and all previously disclosed Events of Default have been cured or waived; (ii) all actions or proceedings pending or, to the knowledge of the Borrower, threatened in writing by or against Borrower before any court or administrative agency are set forth on the Disclosure Schedule.; (iii) it is in full compliance with Section 7.10 of the Agreement; and (iv) the information provided on the attached Disclosure Schedule is complete and accurate.

(c) No Control. Borrower warrants and represents, as a significant material inducement to Lender to enter hereinto, that none of Lender nor any affiliate, officer, director, employee, agent, or attorney of Lender, have at any time, from Borrower’s date of formation through to the date hereof, (i) exercised management or other control over the Borrower, (ii) exercised undue influence over Borrower or any of its officers, employees or directors, (iii) entered into any joint venture, agency relationship, employment relationship, or partnership with Borrower, (iv) directed or instructed Borrower on the manner, method, amount, or identity of payee of any payment made to any creditor of Borrower, and further, Borrower warrants and represents that by entering hereinto with Lender has not, is not and will not have engaged in any of the foregoing.

(d) Cerulean Australia. Lender waives any requirement for prior written notice of the formation of Cerulean Australia pursuant to Section 6.9 of the Agreement, and consents to the formation of Cerulean Australia pursuant to Section 7.3 of the Agreement.

X. Integration Clause. This Amendment 01 and the Agreement represent and document the entirety of the agreement and understanding of the parties hereto with respect to the subject matter thereof. All prior understandings, whether oral or written, other than the Loan Documents, are hereby merged hereinto. NONE OF THE AGREEMENT OR THIS AMENDMENT 01 MAY BE MODIFIED EXCEPT BY A WRITING SIGNED BY LENDER AND BORROWER. Each provision hereof shall be severable from every other provision when determining its legal enforceability such that Lender’s rights and remedies under this Amendment 01 and the Agreement may be enforced to the maximum extent permitted under applicable law. This Amendment 01 shall be binding upon, and inure to the benefit of, each party’s respective permitted successors and assigns. This Amendment 01 may be executed in counterpart originals, all of which, when taken together, shall constitute one and the same original document. No provision of any other document between Lender and Borrower shall limit the effectiveness hereof or the rights and remedies of Lender against Borrower. Except as expressly provided herein, in the event of any contradiction or inconsistency among the terms and conditions of this Amendment 01 and the Agreement, the terms of the Agreement shall prevail.

Except as amended hereby, the Agreement remains unmodified and unchanged.

BORROWER:	LENDER:

CERULEAN PHARMA, INC.	LIGHTHOUSE CAPITAL PARTNES VI, L.P.

By: /s/ Jean M. Silveri	By: LIGHTHOUSE MANAGEMENT PARTNERS VI, L.L.C., its general partner

Name: Jean M. Silveri	By: /s/ Cristy Barnes

Title: General Counsel	Name: Cristy Barnes

Title: Managing Director

Exhibit J Share Pledge

Exhibit K                 Subordination Agreement

Schedule I